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                                                                    Exhibit 10.3

                                                                 FEDERAL EXPRESS
                                                                    CONFIDENTIAL

May 16, 2002



Ms. Angeline Shashlo



Dear Angie:

I am pleased to offer you the position of Vice President, Regulatory Affairs with Genaera Corporation, reporting to Roy C. Levitt, President and Chief Executive Officer. Your base salary will be $15,000 per month ($180,000/year). Contingent upon your acceptance of this offer, it is expected that the Compensation Committee of the Board of Directors will grant to you at its next meeting, options to purchase 75,000 shares of Genaera Common Stock, exercisable at the fair market value underlying common stock on the date of the next Board of Directors meeting. These options will have a term of 10 years and vest at the rate of 25% per year. As with all Genaera options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee.

Upon the commencement of your employment with the Company, you will be expected to execute the Company's Drug-Free Workplace Policy, Proprietary Information Agreement, Policy Statement on Insider Information and Insider Trading, Sexual Harassment Policy, and Conflicts of Interest Policy, each in the form previously provided to you. Genaera may have already provided you with certain of its confidential business or scientific information, which it expects you to keep confidential, and to use only to further Genaera's legitimate business interests. Just as Genaera expects you to keep confidential its business or scientific information, Genaera also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.

You will be eligible for 20 days vacation per year. Vacation accrues proportionate to months employed. Employees are encouraged to take their vacations yearly. However, up to five (5) days of unused vacation time can be carried over into next year with supervised approval. In addition, you will be eligible for the benefits package available to all employees. Enclosed is a summary of benefits.

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                                                                Angeline Shashlo
                                                                    May 16, 2002
                                                                          Page 2


All the terms and conditions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representative heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

We look forward to your joining us at Genaera Corporation. Please indicate your acceptance of this offer, which is for at will employment, by your signature below. This offer of employment will remain in effect until Saturday, May 25, 2002. We have agreed that your start date will be Wednesday, June 12, 2002. This date is flexible, however, your start date should be no later than Monday, June 17, 2002. Please do not hesitate to speak with me concerning any questions you may have.

                                       Sincerely,


                                       /s/ Roy C. Levitt, M.D.
                                       -----------------------
                                       Roy C. Levitt, M.D.
                                       President & Chief Executive Officer

RCL:jlb

Accepted: /s/ Angeline K. Shashlo
          --------------------------

Date: 05/22/02
      ------------------------------

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                                                                Angeline Shashlo
                                                                    May 16, 2002
                                                                          Page 3

Attachment A

Relocation Cost Reimbursement

Genaera Corporation will reimburse your expenses of relocation, including:

       a) The reasonable, direct, out-of-pocket costs of moving yourself, your family and your household items from your current residence to your new residence located near Genaera. A total of three estimates will be solicited, from which a mutually agreeable lump sum will be determined.
       b) Three months of temporary housing and storage expenses; not to exceed $10,000.
       c) Commission paid to a licensed real estate broker, not to exceed the local average rate of 6% of the principal residence selling cost.
       d) Transfer taxes (Transfer of title); not to exceed 1% of the principal residence selling cost.

All relocation-related expenses must be reimbursed within 12 months of date of hire.

It is agreed and understood:
   . If your employment with Genaera Corporation is terminated at any time, all relocation reimbursements received from Genaera Corporation will be forgiven and no repayment is expected.
   . If you elect to leave the employment of Genaera Corporation at any time within 12 months of receiving reimbursement for relocation-related expenses, then the total costs reimbursed to you will be due payable to Genaera Corporation.
   . If you elect to leave the employment of Genaera Corporation between 12 and 36 months after receiving reimbursement for relocation-related expenses, you will be required to repay a pro-rated portion of the total cost of relocation.
   . If you elect to leave the employment of Genaera Corporation 36 months after receiving reimbursement for relocation-related expenses, no repayment is expected.

Reimbursement will likely be considered taxable income for most relocation expenses, please consult your tax advisor. Genaera will not reimburse you for any taxes due on reimbursed relocation expenses.

Severance

If your employment is terminated without cause, you will receive your monthly base salary, including health benefits through COBRA, for six (6) months following the date of termination, or for such shorter period until you have secured employment elsewhere.